Exhibit 3.27

Execution Version

THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

of

CIFC HOLDINGS II LLC

This Third Amended and Restated Limited Liability Company Agreement (together with the schedules attached hereto, this “Agreement”) of CIFC Holdings II LLC (f/k/a CIFC Capital PE LLC), a Delaware limited liability company (the “Company”), is entered into as of November 1, 2015, by and among CIFC Corp., a Delaware corporation (the Managing  Member”) and CIFC Member LLC, a Delaware limited liability company (the “Non-Managing  Member”), and such other persons that are admitted to the Company as members of the Company after the date hereof in accordance herewith (each in its capacity as a member of the Company, a “Member” and collectively, the “Members”).

WHEREAS, the Company was formed as a Delaware limited liability company pursuant to a Certificate of Formation filed with the Secretary of State of Delaware on December 21, 2013, which was amended by Amendment No. 1 to the Certificate of Formation filed with the Secretary of State of Delaware on September 30, 2015 to change the name of the Company from CIFC Capital PE LLC to CIFC Holdings II LLC, and is currently governed pursuant to the Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of August 7, 2015 (the “Existing Agreement”), by CIFC Corp., as sole member and holder of 100% of the limited liability company interests in the Company;

WHEREAS, substantially concurrently with the execution and delivery of this Agreement, pursuant to that certain Contribution Agreement, dated as of November 1, 2015 by and among the Managing Member, the Non-Managing Member and the other parties thereto, the Managing Member has contributed to the Non-Managing Member, and the Non-Managing Member has accepted, limited liability company interests in the Company representing a 1% Sharing Percentage (as defined below), and the Non-Managing Member has been admitted as a member of the Company; and

WHEREAS, this Agreement amends and restates in its entirety the Existing Agreement and the Members desire to enter into this Agreement on the terms and conditions set forth herein.

NOW, THEREFORE, the parties hereto, by their execution of this Agreement, hereby agree as follows:

1.             Name. The name of the Company shall be CIFC Holdings II LLC or such other name as the Managing Member may from time to time hereafter designate.

2.             Definitions. Capitalized terms not otherwise defined herein shall have the meanings set forth therefor in Section 18-101 of the Delaware Limited Liability Company Act (6 Del. C. § 18-101 et seq.), as amended from time to time (the “Act”).

3.             Purpose. The Company is formed for the purpose of engaging in any lawful business permitted by the Act or the laws of any jurisdiction in which the Company may do business. The Company shall have the power to engage in all activities and transactions that the Managing Member deems necessary or advisable in connection with the foregoing.

4.             Offices.

(a)           The principal place of business and office of the Company shall be located at, and the Company’s business shall be conducted from, such place or places as the Managing Member may designate from time to time.

(b)           The registered office of the Company in the State of Delaware shall be located at c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware shall be Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808. The Managing Member may from time to time change the registered agent or office by an amendment to the Certificate (as defined below).

5.             Members.

(a)   The name and percentage of limited liability company interests in the Company (each a “Sharing Percentage”) of each Member of the Company as of the date hereof is as set forth on Schedule A attached hereto.

(b)   Each Member is hereby designated as an authorized person of the Company, within the meaning of the Act, to execute, deliver and file the certificate of formation of the Company with the Secretary of State of the State of Delaware (and any amendments and/or restatements to the certificate of formation of the Company) and any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business. The execution by one Member of any of the foregoing certificates (and any amendments and/or restatements thereof) shall be sufficient.

(c)   The books and records of the Company shall be amended by the Managing Member from time to time to reflect changes to the Sharing Percentages, the admission and resignation of Members and the transfer or assignment of interests in the Company pursuant to the terms of this Agreement.

(d)   The Managing Member shall be permitted to admit new Members and approve the resignation of existing Members on any terms as it may determine in its sole discretion. At the time of admission of each additional Member, the Managing Member shall determine in its sole discretion the Sharing Percentage of such Member and shall appropriately modify in its sole discretion the Sharing Percentages of the other Members.

6.             Term. The term of the Company commenced on the date of filing of the certificate of formation of the Company (the “Certificate”) in accordance with the Act and shall continue until dissolved and its affairs are wound up in accordance with Section 13 of this Agreement.

7.             Management. The business and affairs of the Company shall be managed by the Managing Member. Except as otherwise provided herein, the Managing Member shall have the power to manage the business and affairs of the Company, and the Managing Member shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members or managers under the laws of the State of Delaware. Any action to be taken by the Company may be taken by the Managing Member. Notwithstanding any other provision of this Agreement, the Managing Member is authorized to execute and deliver any document on behalf of the Company without any vote or consent of any other person or entity.

8.             Capital Contributions and Maintenance of Capital Accounts. No Member shall be required to make additional capital contributions to the Company without the consent of such Member or be permitted to make additional capital contributions to the Company without the consent of the Managing Member. The Managing Member shall establish and maintain a capital account for each Member in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv).

9.             Allocations and Distributions. Profits and losses of the Company shall be allocated among the Members in accordance with their respective Sharing Percentages. Notwithstanding the foregoing, the allocation of profits and losses pursuant to this Section 9 is intended to comply with the “alternate test for economic effect” under Treasury Regulations Section 1.704-1(b)(2)(ii)(d), and profits and losses shall be allocated among the Members only to the extent that such allocations would not violate such rules. Consistent with the preceding sentence, the “qualified income offset” provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) (flush language) and the applicable provisions of Treasury Regulations Section 1.704-2 are hereby incorporated into this Agreement by this reference. The Company may make distributions of available cash (subject to reserves and other adjustments as provided herein) or other property to Members at such times and in such amounts as are determined by the Managing Member in its sole discretion. Distributions of cash or other property shall be made among the Members in accordance with their respective Sharing Percentages, except as provided in Section 13 below. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to a Member on account of its interest in the Company if such distribution would violate the Act or other applicable law.

10.          Allocations in Respect of Nonqualifying Income. Notwithstanding anything otherwise to the contrary herein (other than the second and third sentences of Section 9, above), for each fiscal year, any item of income or gain that the Managing Member determines is not, or likely is not, or with respect to which there is a “determination” within the meaning of Section 1313(a) of the Internal Revenue Code of 1986, as amended (the “Code”) that such item is not, “qualifying income” within the meaning of Section 7704(d) of the Code shall be allocated to the Non-Managing Member. To the extent that income or gain is allocated pursuant to the preceding sentence in a fiscal year, items of gain (subject to the preceding sentence) and of loss shall, in subsequent fiscal years, be allocated among the Members to cause the respective Sharing Percentages of the Managing Member and the Non-Managing Member to equal 99%

and 1%, respectively, or such other percentages as may be determined by the Managing Member in its sole discretion in accordance with Section 5 of this Agreement.

11.           Assignment. No Member may sell, assign, pledge or otherwise transfer or encumber (collectively, a “Transfer”) all or any portion of its Sharing Percentage or limited liability company interests without the written consent of the Managing Member, which consent may be granted or withheld in its sole and absolute discretion. No assignee, legatee, distributee, heir or transferee (by conveyance, operation of law or otherwise) of the whole or any portion of any Member’s Sharing Percentage or limited liability company interests shall have any right to be a Member without the prior written consent of the Managing Member, which may be given or withheld in its sole discretion.

12.           Resignation. No Member shall have the right to resign from the Company except with the consent of the Managing Member and upon such terms and conditions as may be specifically agreed upon between the resigning Member and the Managing Member.

13.           Dissolution.

(a)           The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (i) the determination of the Managing Member to dissolve the Company; (ii) the time at which there are no Members; provided, that the Company shall not be dissolved and shall not be required to be wound up if a New Member (as defined below) is admitted to the Company, in the manner provided herein, effective as of the occurrence of the event that terminated the continued membership of the last remaining Member (the “Terminating Event”), within 90 days after the occurrence of the Terminating Event, pursuant to Section 13(b) hereof, or (iii) the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act. Upon liquidation of the Company (or any Member’s interest in the Company), the assets of the Company shall be distributed to the Members in accordance with the positive balances of the Members’ capital accounts, as determined after taking into account all capital account adjustments for the fiscal year of the Company during which such liquidation occurs.

(b)           A Member (the “New Member”) may be admitted to the Company effective as of the occurrence of a Terminating Event, and such New Member shall be so admitted if the New Member shall execute an instrument in writing, either before or after the Terminating Event, stating that the New Member shall be so admitted, and the New Member agrees in writing to become a party to, and bound by, this Agreement, as amended, supplemented or otherwise modified.

14.           Amendments. This Agreement may be amended, supplemented, waived or modified at any time and from time to time only with the consent of the Managing Member, and any such amendment, supplement, waiver or modification shall not require the consent of any other person (including any other Member).

15.           Miscellaneous. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.

16.           Authorization. Each of Steve Vaccaro, Oliver Wriedt, Rahul Agarwal, and Julian Weldon and any other person designated by the Managing Member, each acting individually, is hereby authorized and empowered as an authorized person of the Company within the meaning of the Act, or otherwise (the Managing Member hereby authorizing and ratifying any of the following actions):

(a)   to execute and deliver and/or file (in the name and on behalf of the Company, and/or in the name and on behalf of any other entity in which the Company is a direct or indirect member, general partner, limited partner, stockholder or other representative (any such entity, an “Affiliate Entity”)) any agreement of the Company or of any Affiliate Entity (including, without limitation, the limited partnership agreement or limited liability company agreement of any Affiliate Entity), and any amendments, restatements and/or supplements thereof, the certificate of incorporation, certificate of formation, certificate of limited partnership or similar organizational documents of any Affiliate Entity (and any amendments, restatements and/or supplements of any of the foregoing), any other certificates, notices, agreements and other documents (and any amendments, restatements and/or supplements thereof) to be filed with any government or governmental or regulatory body, including, without limitation, any such document that may be necessary for the Company or any Affiliate Entity to qualify to do business in a jurisdiction in which the Company or any Affiliate Entity desires to do business; or

(b)   to prepare or cause to be prepared, and to sign, execute and deliver and/or file (in the name and on behalf of the Company and/or on the behalf of any Affiliate Entity) (A) such documents, instruments, certificates and agreements as may be necessary or desirable in furtherance of the Company’s or any Affiliate Entity’s purposes, (B) any certificates, forms, notices, applications and other documents to be filed with any government or governmental or regulatory body on behalf of the Company and/or any Affiliate Entity, (C) any certificates, forms, notices, applications and other documents that may be necessary or advisable in connection with any bank account of the Company and/or any Affiliate Entity, and all checks, notes, drafts and other documents that may be required in connection with any such bank account or any banking facilities or services that may be utilized by the Company and/or any Affiliate Entity, (D) resolutions with respect to any of the foregoing matters (which resolutions, when executed by any person authorized as provided in this Section 16(b), each acting individually, shall be deemed to have been adopted by the Managing Member, the Company or any Affiliate Entity, as applicable, for all purposes), and (E) any amendments, restatements and/or supplements of any of the foregoing.

The authority granted to any person in this Section 16 may be revoked at any time by the Managing Member by an instrument in writing signed by the Managing Member.

17.           Officers. The Managing Member may delegate its authority to act on behalf of the Company and to manage the business affairs of the Company to one or more officers of the Company appointed by the Managing Member. The Managing Member may from time to time create offices of the Company, designate the powers that may be exercised by such office, and appoint, authorize and empower any person as an officer of the Company

(“Officer”) to direct such office. The Managing Member may remove any Officer at any time and may create, empower and appoint such other Officers of the Company as the Managing Member may deem necessary or advisable to manage the day-to-day business affairs of the Company. To the extent delegated by the Managing Member, the Officers shall have the authority to act on behalf of, bind and execute and deliver documents in the name of and on behalf of the Company. No such delegation shall cause the Managing Member to cease to be a Managing Member. Except as otherwise expressly provided in this Agreement or required by any non-waivable provision of the Act or other applicable law, no person other than the Managing Member and such Officers designated by the Managing Member shall have any right, power, or authority to transact any business in the name of the Company or to act for or on behalf of or to bind the Company.

The following persons are hereby appointed to the offices set forth opposite their respective names below, and each of such persons is designated by the Managing Member as an Officer of the Company, to serve in accordance with this Agreement:

Name	Office

Stephen J. Vaccaro	Co-President

Oliver Wriedt	Co-President

Rahul Agarwal	Chief Financial Officer

Julian Weldon	General Counsel, Chief Compliance Officer and Secretary

18.          Indemnification. To the fullest extent permitted by the Act, the Company shall indemnify any current or former director, authorized person, or officer of the Company and may, at the discretion of the Managing Member, indemnify any current or former employee or agent of the Company against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending or completed action, suit or proceeding brought by or in the right of the Company or otherwise, to which he or she was or is a party or is threatened to be made a party by reason of his or her current or former position with the Company or by reason of the fact that he or she is or was serving, at the request of the Company, as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

19.          Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.

20.          Tax Classification. The Members intend for the Company to be treated as a partnership for U.S. federal income tax purposes, and no election to the contrary shall be made.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the date first above written.

MANAGING MEMBER:

CIFC Corp.

By:	/s/ Julian Weldon
	Name:	Julian Weldon
	Title:	Authorized Person

NON-MANAGING MEMBER:

CIFC Member LLC

By: CIFC Corp., its sole member

By :	/s/ Julian Weldon
	Name:	Julian Weldon
	Title:	Authorized Person

[Signature Page to A&R CIFC Holdings II LLC Limited Liability Company Agreement]

SCHEDULE A

Member	Sharing Percentage
Name & Address
CIFC Corp. 250 Park Avenue, 4th Floor, New York, NY	99.0%

Name & Address
CIFC Member LLC 250 Park Avenue, 4th Floor, New York, NY	1.0%